Exhibit 99.1


FOR IMMEDIATE RELEASE                                FOR FURTHER INFORMATION
April 18, 2007                                       Brendan J. McGill
                                                     Senior Vice President & CFO
                                                     (215-256-8828

SUMMARY: Harleysville Savings Financial Corporation Announces Declaration of Regular Cash Dividend and Second Quarter Earnings for Fiscal Year 2007

      Harleysville, PA. April 18, 2007 - Harleysville Savings Financial Corporation (NASDAQ:HARL) reported today that the Company's board of directors declared a regular quarterly cash dividend of $.17 per share on the Company's common stock. This is the 79th consecutive quarter that the Company has paid a cash dividend to its stockholders. The cash dividend will be payable on May 23, 2007 to stockholders of record on May 9, 2007.

      Net income for the second quarter of fiscal year 2007 amounted to $904,000 or $.23 per diluted share compared to $1,161,000 or $.29 per diluted share for the same quarter a year ago.

      Net income for the six months ended March 31, 2007 amounted to $1,661,000 or $.43 per diluted share compared to $2,242,000 or $.57 per diluted share for the same six-month period a year ago.

      Ron Geib, President and Chief Executive Officer of Harleysville Savings Financial Corporation states: "The Company's margins remain under pressure due to a continued flat yield curve that is impacting all banks. While the results for the quarter reflect our continued strong asset quality, good loan growth and growth in non-interest income, they were overcome by the continued net interest margin compression. The earnings per share decrease was a result of the continued net interest margin compression and the increase in non-interest expenses due to long term strategic investments. While the current interest rate environment has a negative impact on the current earnings of the Company, we will not make decisions that have a short-term benefit with a long-term cost".

      The decrease in the net interest income for the three-month period ended March 31, 2007 when compared to the same period in 2006 can be attributed to the decrease in interest rate spread to 1.40% in 2007 from 1.57% in 2006. Net interest income was $2.94 million for the three-month period ended March 31, 2007 compared to $3.26 million for the comparable period in 2006. The Company's efficiency ratio, which was also impacted by the net interest margin compression, for the three months ended March 31, 2007 and 2006 was 69.57% and 57.42%, respectively.

      The decrease in the net interest income for the six-month period ended March 31, 2007 when compared to the same period in 2006 can be attributed to the decrease in interest rate spread to 1.36% in 2007 from 1.51% in 2006. Net interest income was $5.7 million for the six-month period ended March 31, 2007 compared to $6.3 million for the same period in 2006.

      Non-interest income increased to $546,000 for the three-month period ended March 31, 2007 from $282,000 for the comparable period in 2006. The increase is due to the fact that the Company sold investments for a gain of approximately $160,000 and had approximately $48,000, $22,000 and $10,000 of additional income from fees associated with transaction accounts, fees associated with loans and additional

Bank Owned Life Insurance ("BOLI") income.

      Non-interest income increased to $938,000 for the six-month period ended March 31, 2007 from $603,000 for the comparable period in 2006. The increase is due to the fact that the Company sold investments for a gain of approximately $160,000 and had approximately $101,000, $35,000 and $15,000 of additional income from fees associated with transaction accounts, fees associated with loans and additional BOLI income.

      For the three month period ended March 31, 2007, non-interest expenses increased by $284,000 or 14.0% to $2.3 million compared to $2.0 million for the same period in 2006. For the six month period ended March 31, 2007, non-interest expenses increased by $570,000 or 14.24% to $4.6 million compared to $4.0 million for the same period in 2006. Management believes that these are reasonable increases in the cost of operations after considering the impact of opening a new branch location in June of 2006 and additional expenses related to the Company's new commercial loan department. The annualized ratio of non-interest expenses to average assets for the three and six month periods ended March 31, 2007 and 2006 were 1.23%, 1.21% and 1.06%, 1.04%, respectively.

      The Company's assets decreased to $763.6 million as of March 31, 2007 compared to $769.9 million in 2006. Stockholders' book value increased to $12.72 per share from $12.41 a year ago. As of March 31, 2007, the Company had $247,000 or 0.03% of non-performing loans to assets.

      Harleysville Savings Financial Corporation is the holding company for Harleysville Savings Bank. Established in 1915, Harleysville Savings Bank is a Pennsylvania chartered and federally insured savings bank. Headquartered in Harleysville, PA. Harleysville is located in central Montgomery County, which has the third largest population base and the second highest per capita income in the state of Pennsylvania.

      This presentation may contain forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995). Actual results may differ materially from the results discussed in these forward-looking statements. Factors that might cause such a difference include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and other economic; competitive, governmental, regulatory, and technological factors affecting the Company's operations, pricing, products and services.

Harleysville Savings Financial Corporation
Selected Consolidated  Financial Data as of March 31, 2007

(Dollars in thousands except per share data)         Year-To-Date
                                               ------------------------    ------------------------
((1) Unaudited)                                    Six Months Ended:          Three Months Ended:
                                               ------------------------    ------------------------
                                                 Mar 31,       Mar 31,       Mar 31,       Mar 31,
Selected Consolidated Earnings Data             2007 (1)      2006 (1)      2007 (1)      2006 (1)
--------------------------------------------   ----------    ----------    ----------    ----------
Total interest income                          $   19,731    $   19,105    $    9,899    $    9,635
Total interest expense                             13,985        12,792         6,957         6,371
                                               ----------    ----------    ----------    ----------

Net Interest Income                                 5,746         6,313         2,942         3,264
Provision for loan losses                              --            --            --            --
                                               ----------    ----------    ----------    ----------
Net Interest Income after Provision for Loan
Losses                                              5,746         6,313         2,942         3,264
                                               ----------    ----------    ----------    ----------

Gain on sale of investments                           160             9           160             9
Other income                                          778           594           386           273
Total non interest expenses                         4,574         4,004         2,315         2,031
                                               ----------    ----------    ----------    ----------

Income before income taxes                          2,110         2,912         1,173         1,515
Income tax expense                                    449           670           269           354
                                               ----------    ----------    ----------    ----------

Net Income                                     $    1,661    $    2,242    $      904    $    1,161
                                               ==========    ==========    ==========    ==========

Per Common Share Data
--------------------------------------------
Basic earnings                                 $     0.43    $     0.58    $     0.23    $     0.30
Diluted earnings                               $     0.43    $     0.57    $     0.23    $     0.29
Dividends                                      $     0.34    $     0.31    $     0.17    $     0.16
Book value                                     $    12.72    $    12.41    $    12.72         12.41
Shares outstanding                              3,869,812     3,864,665     3,869,812     3,864,665
Average shares outstanding - basic              3,859,201     3,898,099     3,864,189     3,893,428
Average shares outstanding - diluted            3,892,782     3,949,506     3,891,445     3,953,751

                                                     Year-To-Date
                                               ------------------------    ------------------------
                                                   Six Months Ended:          Three Months Ended:
                                               ------------------------    ------------------------
                                                 Mar 31,       Mar 31,       Mar 31,       Mar 31,
Other Selected Consolidated Data                 2007 (1)      2006 (1)      2007 (1)      2006 (1)
--------------------------------------------   ----------    ----------    ----------    ----------
Return on average assets                             0.44%         0.58%         0.48%         0.60%
Return on average equity                             6.83%         9.36%         7.41%         9.64%
Net interest income rate spread                      1.36%         1.51%         1.40%         1.57%
Net yield on interest earning assets                 1.59%         1.70%         1.64%         1.76%
Operating expenses to average assets                 1.21%         1.04%         1.23%         1.06%
Efficiency ratio                                    70.12%        57.97%        69.57%        57.42%
Ratio of non-performing loans to total
  assets at end of period                            0.03%         0.00%         0.03%         0.00%
Loan loss reserve to total loans, net                0.49%         0.53%         0.49%         0.53%

                                               -----------------------------------------------------------------
                                                 Mar 31,       Dec 31,       Sept 30,      June 30,     Mar 31,
Selected Consolidated Financial Data             2007 (1)      2006 (1)      2006 (1)      2006 (1)     2006 (1)
--------------------------------------------   -----------------------------------------------------------------

Total assets                                   $  763,635    $  749,786    $  775,638    $  775,181    $ 769,924
Loans receivable - net                            399,799       390,919       385,450       378,792      370,258
Loan loss reserve                                   1,946         1,952         1,956         1,955        1,960
Cash & investment securities                      122,222       106,870       129,257       124,779      118,986
Mortgage-backed securities                        199,176       210,555       220,314       230,430      241,633
FHLB stock                                         13,809        14,501        15,499        15,265       14,583
Deposits                                          434,471       430,128       429,254       433,684      431,866
Advances                                          274,154       265,870       294,611       286,242      284,891
Total stockholders' equity                         49,208        48,817        48,471        48,014       47,955
